Exhibit 99.2
EVOQUA WATER TECHNOLOGIES ANNOUNCES PROPOSED SETTLEMENT OF STOCKHOLDER DERIVATIVE ACTION

Pittsburgh, PA - Evoqua Water Technologies Corp. (NYSE: AQUA), a leader in mission-critical water treatment solutions, today announced that on August 23, 2021, the United States District Court for the Western District of Pennsylvania entered an order preliminarily approving a settlement of the previously disclosed stockholder derivative action entitled In re Evoqua Water Technologies Corp. Derivative Litigation and scheduling a hearing for November 2, 2021, to determine whether to give final approval to the settlement.

Under the settlement agreement, the company agreed to implement a series of enhanced corporate governance measures, including the replacement of a non-independent director serving on the company’s Board of Directors with a new director who meets the New York Stock Exchange criteria for director independence; enhancements to the responsibilities and duties of the company’s Director of Ethics and Compliance position; additions to the charter of the Compensation Committee of the Board of Directors; employee training in risk assessment and compliance; mandatory continuing director education programs; and the establishment of a management-level Risk Committee responsible for the company’s risk management policies and oversight of the operations of the company’s risk management framework.

A copy of the court-approved notice of the proposed settlement describing the litigation and the settlement in greater detail and specifying the procedures and deadlines for any stockholder objections is available, along with a copy of the full stipulation of settlement, on Evoqua’s Investor Relations website at https://aqua.evoqua.com.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission-critical water and wastewater treatment solutions, offering a broad portfolio of products, services, and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment, and its employees for more than 100 years, earning a reputation for quality, safety, and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across ten countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.®

Contact:
Evoqua Water Technologies

Investors
Dan Brailer
724-720-1605 (office)
412-977-2605 (mobile)
dan.brailer@evoqua.com

Media
Sarah Brown
506-454-5495 (office)
sarah.brown@evoqua.com